                                                                  Exhibit 4.1(L)


                               TENTH AMENDMENT AND
                              FORBEARANCE AGREEMENT

         This Tenth Amendment and Forbearance Agreement ("AGREEMENT") is entered into as of April 13, 2001, between Atchison Casting Corporation, a Kansas corporation (the "BORROWER"), Harris Trust and Savings Bank ("HARRIS"), as Agent (Harris in such capacity being hereinafter referred to as the "AGENT"), and each Bank currently party to the Credit Agreement hereinafter identified and defined (the term "BANK GROUP" as used herein to mean each Bank now and from time to time hereafter party to the Credit Agreement and the Agent under the Credit Agreement for such Banks).

                                   BACKGROUND

          A. The Borrower, the Banks party hereto and the Agent entered into an Amended and Restated Credit Agreement dated as of April 3, 1998 (such Credit Agreement, as the same has been amended, waived, or otherwise modified prior to the date hereof, being referred to herein as the "CREDIT AGREEMENT"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

          B. The Borrower and Teachers Insurance and Annuity Association of America ("TIAA") executed and delivered that certain Note Purchase Agreement, dated July 29, 1994 (such Note Agreement, as the same has been amended, waived or otherwise modified prior to the date hereof, being referred to herein as the "NOTE AGREEMENT"), pursuant to which TIAA purchased $20,000,000 in aggregate principal amount of the Borrower's 8.44% Senior Notes due July 29, 2004 ("TEACHERS' NOTES").

          C. The Borrower, TIAA, the Bank Group, and Harris entered into that certain Intercreditor and Collateral Agency Agreement (the "INTERCREDITOR AGREEMENT"), dated February 15, 2000, pursuant to which Harris was appointed as collateral agent (Harris, in such capacity, being the "COLLATERAL AGENT").

          D. As of the date hereof, the Borrower is not in compliance with the Credit Agreement as described on Schedule I attached hereto (collectively, the "EXISTING DEFAULTS").

          E. The Borrower has requested that the Bank Group temporarily waive, or at least temporarily forbear from enforcing its rights and remedies with respect to, the Existing Defaults during the period (such period, as the same may be terminated earlier pursuant to the terms hereof, being hereinafter referred as the "STANDSTILL PERIOD") ending on July 30, 2001 (the "STANDSTILL EXPIRATION DATE"), on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, upon the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Bank Group agree as follows:

          1. FORBEARANCE. Subject to the terms and conditions of this Agreement, unless and until a Standstill Termination occurs:

               (a) Credit shall remain available under and subject to the Credit Agreement as modified hereby to the Borrower; and

               (b) The Bank Group will not enforce collection of the Obligations or enforce its Liens on the Collateral or exercise any other right or remedy available under the Loan Documents or otherwise against the Borrower or any Subsidiary by virtue of the Existing Defaults.

          2. MAXIMUM EXPOSURE. During the Standstill Period, the Borrower must not at any time permit the aggregate principal amount outstanding on the Loans (including Swing Loans) and Letters of Credit to exceed $77,272,727.27 (the "MAXIMUM EXPOSURE CAP"). The Banks agree that the temporary increase in Commitments (shown, for convenience, on Schedule II attached hereto) under
Section 1.14 of the Credit Agreement shall continue in effect during the Standstill Period in the percentages set forth in clause (b) of the last sentences of Section 1.14 of the Credit Agreement. The Borrower shall immediately make such payments as are necessary to assure that the outstanding Loans (including Swing Loans) and Letters of Credit do not exceed the Maximum Exposure Cap.

          3. INTEREST AND COMMITMENT FEES. Nothwithstanding anything in any Credit Document to the contrary, but subject to the further provisions of this
Agreement:

               (a) Interest shall accrue on Loans made available as Domestic Rate Loans (x) through the Standstill Period at the rate per annum determined by adding the Domestic Rate Spread to the Domestic Rate as from time to time in effect (payable monthly on the last day of each calendar month) and (y) after the Standstill Period until paid at the rate per annum determined by adding 2% to the Domestic Rate from time to time in effect plus the Domestic Rate Spread (payable on demand).

               (b) Interest shall accrue on Loans made available as Eurodollar Loans (x) through the Standstill Period at the rate per annum determined by adding the Eurocurrency Spread to the Eurocurrency Rate as from time to time in effect (payable on the last day of the relevant Interest Period, but in no event less often than monthly, as set forth in the Credit Agreement) and (y) after the Standstill Period until paid at the rate per annum determined by adding 2% to the Eurocurrency Rate as from time to time in effect plus the Eurocurrency Rate Spread (payable on demand).

               (c) For purposes of the Credit Agreement and this Agreement, the term "DOMESTIC RATE SPREAD" shall mean (x) 1.75% on Domestic Rate Loans to the extent not in excess of the difference between $70,000,000 and the Letters of Credit then outstanding and (y) 1.25% on Domestic Rate Loans ("EXCESS DOMESTIC RATE LOANS") in excess of such difference; PROVIDED, HOWEVER, that the Domestic Rate Spread on Excess Domestic Rate Loans shall be subject to reduction pursuant to paragraph 6 below. Also for purposes of the Credit Agreement and this Agreement, the term "EURODOLLAR SPREAD" shall mean 4.25%; PROVIDED, HOWEVER, that the Eurodollar Spread shall be subject to reduction pursuant to paragraph 6 below.

               (d) No Loan shall be advanced as a Eurocurrency Loan unless prior to giving effect to such Loan, the aggregate principal amount outstanding on Domestic Rate Loans and Letters of Credit is at least $70,000,000.

               (e) The commitment fee shall continue to accrue and continue to be payable in respect to the Commitments (as the Commitments have been increased by prior Amendments to the Credit Agreement and shown, for convenience, on Schedule II attached hereto, at the rates (0.375% per annum) and times set forth in the Credit Agreement except that the commitment fee to accrue on that portion of the Commitments in excess of $70,000,000 shall (effective and including October 1, 2000) continue to be 0.50% per annum for the PRO RATA benefit of the Banks providing the temporary increase in Commitments under Section 1.14 of the Credit Agreement.

          4. SALE OF PENNSYLVANIA STEEL AND PRIMECAST FACILITIES. The Borrower has informed the Banks of its desire to sell the equipment and other fixed assets at the Pennsylvania Steel Foundry and PrimeCast Foundry to Industrial Assets Revitalization, Inc. ("IAR") as described in a March 9, 2001 transmittal letter from April Farrington of IAR to Tom Armstrong of the Borrower (such sale as so described being hereinafter referred to as the "PENN STEEL/PRIMECAST SALE"). In that connection, the Borrower requested that the Banks consent to the Penn Steel/PrimeCast Sale and agree to release their Liens under the Collateral Documents on the Property so sold. Accordingly, consent is hereby given to the Penn Steel/PrimeCast Sale and agreement is hereby made to the release of such Liens on the Property so sold, if and only if: (i) the Penn Steel/PrimeCast Sale is consummated during the Standstill Period, (ii) TIAA consents to the Penn Steel/PrimeCast Sale and concurrently releases its Liens under the Collateral Documents on the Property so sold, (iii) at least one other third party auctioneer (not an Affiliate of IAR) reasonably acceptable to the Agent opines in form and substance reasonably satisfactory to the Agent and Required Lenders that the cash consideration to the Company for the Penn Steel/PrimeCast Sale is in an amount representative of the fair market value of the Property so sold and
(iv) the Agent receives, out of the proceeds of such sale, for application to the Obligations as contemplated by paragraph 7 of this Agreement, an amount equal to the sum of (i) $1,264,800 plus (ii) 93.6% of the amount (if any) by which the net proceeds of the Penn Steel/PrimeCast Sale exceed $1,300,000 ("NET PROCEEDS" for such purposes to mean the gross proceeds of the Penn Steel/PrimeCast Sale less only those ordinary and necessary capital gains taxes and out-of-pocket transaction expenses in each case directly incurred and payable by the Borrower and its Subsidiaries as a result of such sale).

          5. U.S. REAL ESTATE COLLATERAL. As a condition to the effectiveness of this Agreement, the Borrower and its Subsidiaries shall have granted the Collateral Agent a valid, perfected and enforceable Lien on any real estate of the Borrower and its Subsidiaries located in the United States (except for the real estate of the Company in Atchison, Kansas and St. Joseph, Missouri commonly known respectively as the Atchison Foundry and St. Joseph Machine Shop if and so long as the Company's existing financing with General Electric Capital Corporation prohibits the granting of such Lien), together within all improvements thereon and rents therefrom. The

Borrower acknowledges and agrees that the Liens on such real and related property shall be granted to the Collateral Agent for the ratable benefit of the Bank Group and TIAA in accordance with the terms of the Intercreditor Agreement and shall be valid and perfected first priority Liens subject, however, to any prior Liens on such real property permitted by the Credit Agreement, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Collateral Agent. Without limiting the generality of the foregoing, as a condition to such effectiveness, the Borrower and its Subsidiaries shall have paid all taxes, costs and expenses incurred by the Collateral Agent in recording each mortgage or deed of trust (as the case may be) granting such Lien. The Borrower shall supply to the Collateral Agent at the Borrower's cost and expense (x) no later than April 30, 2001, a hazard insurance policy and a mortgagee's policy of title insurance from a title insurer acceptable to the Collateral Agent insuring the validity of each such mortgage or deed of trust and its status as a first Lien (subject to such permitted Liens) on the real property encumbered thereby and (y) no later than May 31, 2001, a survey and environmental report on such real estate.

          6. CANADIAN REAL ESTATE COLLATERAL. No later than April 30, 2001, the Borrower and its Subsidiaries shall grant the Collateral Agent a valid, perfected and enforceable Lien on any real estate of the Borrower and its Subsidiaries located in Canada, together with all improvements thereon and rents therefrom. The Borrower acknowledges and agrees that the Liens on such real and related property shall be granted to the Collateral Agent for the ratable benefit of the Bank Group and TIAA in accordance with the terms of the Intercreditor Agreement and shall be valid and perfected first priority Liens subject, however, to any prior Liens on such real property permitted by the Credit Agreement, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Collateral Agent. Without limiting the generality of the foregoing, the Borrower and its Subsidiaries shall on or before such date pay all taxes, costs and expenses incurred by the Collateral Agent in recording the mortgage or deed of trust (as the case may be) granting such Lien. No later than May 31, 2001, the Borrower shall supply to the Collateral Agent at the Borrower's cost and expense a survey, environmental report, hazard insurance policy, and a mortgagee's policy of title insurance from a title insurer acceptable to the Collateral Agent insuring the validity of each such mortgage or deed of trust and its status as a first Lien (subject to such permitted Liens) on the real property encumbered thereby. Upon satisfaction of the requirements contained in this paragraph 6 as determined by the Agent in its sole discretion, the Domestic Rate Spread on Excess Domestic Rate Loans and the Eurocurrency Spread shall each be reduced by 0.25% per annum.

          7. REDUCTION IN COMMITMENTS. A portion of the Commitments shall terminate on the Business Day on which the Borrower or any of its Subsidiaries receives (i) the proceeds of any sale, transfer or other disposition (whether voluntary or involuntary) by the Borrower or any of its Subsidiaries of any asset or on account any of damage, destruction or condemnation of any asset (other than sales, transfers or other dispositions of inventory in the ordinary course of business), (ii) the proceeds of any insurance policy or any insurance settlements, or (iii) any tax refund (the sums described in the immediately proceeding clauses (i), (ii) and (iii) being hereinafter referred to collectively as "LIQUIDATION PROCEEDS"), in each case by an amount equal to 43.6% of such Liquidation Proceeds; PROVIDED, HOWEVER, that no such termination in the Commitments shall be made with respect to the first $750,000 of net proceeds (with "NET

PROCEEDS" determined for such purposes as in paragraph 4 above) to the Borrower from the Penn Steel/PrimeCast Sale. All reductions in the Commitments required by this paragraph 7 shall be applied first to terminate the temporary increase in Commitments under Section 1.14 of the Credit Agreement of each Bank whose Commitment was so temporarily increased PRO RATA in accordance with the respective amounts of such Banks' temporary increases and then applied to terminate the remaining Commitments of each Bank PRO RATA in accordance with such remaining Commitments (with a reduction in the Swing Line Commitment, as necessary, such that it never exceeds Harris Bank's Commitment). If the aggregate principal amount of the outstanding Loans (including Swing Loans) and Letters of Credit exceed the Commitments as reduced by this paragraph 7, the Borrower shall immediately and without notice or demand, pay the amount of such excess to the Agent as a prepayment of the Loans and, if necessary, a prefunding of Letters of Credit (with such payment applied to the Obligations as required by the Credit Agreement (after giving effect to, among other things, this Amendment).

          8. REVOLVING LOAN MECHANIZATION. No later than the effectiveness of this Agreement, the Borrower shall make such arrangements ("MECHANIZATION ARRANGEMENTS") as shall be necessary or appropriate to (i) arrange for the administration of the Loans on the Agent's asset-based lending system and (ii) in connection therewith, assure that tax refunds, insurance settlements, proceeds of the sale of assets, and proceeds of accounts receivable and inventory of the Borrower and its Subsidiaries (except for the share of Liquidation Proceeds (but in any event excluding the first $750,000 of net proceeds of the Penn Steel/PrimeCast Sale), not to exceed 6.4% thereof, which is remitted to Teachers for application in reduction of Teachers' Notes) are deposited (in the same form as received) in bank deposit accounts maintained with, and under the dominion and control of, the Agent, such deposit accounts to constitute special restricted accounts. Upon commencement of the Mechanization
Arrangements:

               (a) Balances in such special restricted accounts shall be transferred daily to a single remittance account maintained with the Agent (the "CONCENTRATION ACCOUNT") under its exclusive dominion and control. All collected funds on deposit in the general operating accounts of the Borrower and its Subsidiaries on the date of such commencement will be transferred on such date to the concentration account.

               (b) No amounts deposited in the concentration account shall be released to the Borrower. Instead, the full amount on deposit in the concentration account, to the extent the Agent deems those funds to be collected in accordance with its standard and customary practices regarding funds availability, will on a daily basis be applied to, or otherwise held as collateral security for, the Obligations (with such amounts to be applied during the Standstill Period to the Obligations as required by the Credit Agreement after giving effect to, among other things, this Amendment), with new Loans available to the Borrower during the Standstill Period on and subject to the terms and conditions of this Agreement. Except as otherwise specifically provided for in this Agreement, the Borrower and its Subsidiaries irrevocably waive the right to direct the application of proceeds of Collateral at any time so received by the Agent.

               (c) If and to the extent the Agent shall so request, the Borrower shall utilize the Swing Line in order to minimize the frequency with which settlements of advances and repayments of Revolving Loans must occur with the Banks (it being understood and agreed however, that such settlement shall occur no less often than weekly).

The Borrower and (by their acceptance of this Agreement) its Subsidiaries acknowledge that the Agent has (and is hereby granted to the extent it does not already have) a Lien on such special restricted bank accounts (including the concentration account) and all funds contained therein to secure the Obligations. Notwithstanding the foregoing, Mechanization Arrangements need not be made with respect to (i) proceeds of accounts receivable and inventory of Fonderie d'Autun and Subsidiaries organized and doing business in the United Kingdom and (ii) up to $500,000 in the aggregate of funds on deposit in local petty cash, payroll and similar operating accounts maintained with commercial banks by the Borrower and its Subsidiaries in proximity to their operations (and which accounts have been disclosed in writing to the Agent) for the purpose of paying expenses (as opposed to receiving collections on accounts receivable and other payments for inventory).

          9. INFORMATION. The Borrower and its Subsidiaries shall furnish to the Bank Group such information as any member of the Bank Group may reasonably request regarding the Borrower or any Subsidiary and its business, operations, and financial condition, as and when reasonably requested by any member of the Bank Group, and without any such request, the Borrower shall furnish to the Bank
Group:

               (a) as soon as available, and in any event no later than 30 days after the close of each calendar month (commencing February 2001), a consolidated balance sheet of the Borrower as at the close of such month and a consolidated income statement and consolidated statement of cash flows of the Borrower for the month and for the fiscal year-to-date then ended, each in the same form as the monthly financial statements currently furnished by the Borrower without request;

               (b) as soon as available, and in any event no later than thirty days after the close of each calendar month (commencing February
          2001), a compliance certificate showing performance as of the close of such month against the financial covenants set forth in Sections 7.15(b), (c) and (d) of the Credit Agreement and paragraph 10 of this Agreement, in substantially the same form as the quarterly compliance certificates currently submitted by the Borrower (except for the additional reporting of compliance herewith);

               (c) as soon as available, and in any event no later than the 3rd Business Day at each week a report on accounts receivable and inventory containing weekly updates of receivable balances and rolling monthly updates of inventory, prepared in reasonable detail by the Borrower in a form acceptable to the Agent and certified by the Borrower's chief financial officer;

               (d) as soon as available, and in any event not later than the 20th day of each month an inventory certificate and an accounts receivable and accounts payable aging report, each prepared in reasonable detail by the Borrower in a form acceptable to the Agent and certified to by the Borrower's chief financial officer; and

               (e) as soon as available, and in any event no later than the time periods set forth in the Credit Agreement, all other reports and financial information required to be delivered by the Borrower under
          Section 7.6 of the Credit Agreement.

          10. MINIMUM CUMULATIVE EBITDA. The Borrower shall maintain EBITDA (which is calculated without giving effect to Fonderie d'Autun) for each period commencing on February 1, 2001 on a date set forth below at not less than the amount set forth below immediately to the right of such period:

                                               CUMULATIVE EBITDA MUST
               FOR PERIOD ENDED:                  EQUAL OR EXCEED:
               February 28, 2001                      ($86,000)

                March 31, 2001                       $1,011,000

                April 30, 2001                       $2,337,000

                 May 31, 2001                        $4,217,000

                 June 30, 2001                       $6,662,000

For purposes of this paragraph 10 only, EBITDA for each monthly period shall be adjusted as follows: (a) by adding thereto, to the extent deducted when calculating consolidated net income for such period, non-recurring shut-down expense incurred by the Borrower in connection with (i) the closing of the Pennsylvania Steel Foundry, to the extent such amounts do not exceed $4,000,000 in the aggregate for all such periods and (ii) the closing of the PrimeCast Foundry, to the extent such amounts do not exceed $550,000 in the aggregate for all such periods; and (b) by excluding therefrom, to the extent otherwise included when calculating consolidated net income for such period, any unrealized losses and unrealized gains for such period resulting from mark-to-market under Financial Accounting Standard Number 133 of derivatives instruments entered into by the Borrower and its Subsidiaries in the ordinary course of their business to hedge against the risk on their then existing purchase orders from fluctuation in commodity prices and exchange rates.

          11. DIVIDENDS AND REDEMPTIONS. Neither the Borrower nor any Subsidiary shall declare, pay or otherwise make any dividend or other distribution in respect of, or otherwise acquire or retire, any of its capital stock; PROVIDED, HOWEVER, that the foregoing shall neither apply to nor operate to prevent Wholly Owned Subsidiaries from declaring and paying dividends to the Borrower or any domestic Subsidiary during the Standstill Period.

          12. LOAN DOCUMENTS REMAIN EFFECTIVE. Except as expressly set forth in this Agreement, the Credit Documents remain unchanged and in full force and effect. Without limiting the foregoing, the Borrower and its Subsidiaries shall comply with all of the terms, conditions, and provisions of the Credit Documents as modified hereby except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Agreement.

          13. INSPECTION. The Agent shall have the right, at the Borrower's expense, to conduct, or retain (either directly by the Agent or through the Agent's legal counsel) third parties to conduct, such field audits and other inspections and analyses of the Collateral and financial condition and prospects of the Borrower and its Subsidiaries as the Required Banks in good faith deem appropriate including, without limitation, a review and opinion on the integrity of the Borrower's financial reports and records and on the reasonableness of the Borrower's fiscal 2001 and fiscal 2002 operating plan. The Borrower and its Subsidiaries shall cooperate with the parties conducting such audits, inspections and analyses to assure that such report shall be delivered to the Agent and the Banks no later than June 1, 2001. The Borrower acknowledges and agrees that the Agent's legal counsel and TIAA's legal counsel have retained the firm of BBK, Ltd. for such purposes and that the Borrower is fully responsible for the payment when due of the expense to such counsel of retaining such firm.

          14. ASSIGNMENTS. Assignments (whether during or after the Standstill Period) by the Banks of their interests in the Obligations may be effected without the Borrower's consent if they otherwise comply with Section 11.12 of the Credit Agreement.

          15. STANDSTILL TERMINATION. As used in this Agreement, "STANDSTILL TERMINATION" means the occurrence of the Standstill Expiration Date, or, if earlier, the occurrence of any one or more of the following events: (a) any Event of Default occurs other than the Existing Defaults; (b) any failure (other than any failure constituting an Existing Default) by the Borrower or any Subsidiary for any reason to comply with any term, condition, or provision contained in this Agreement or any other Credit Document executed by it; (c) any holder of the Teachers' Notes or any other holder of Debt of the Borrower or any Subsidiary shall commence any action to accelerate such Debt or begin any enforcement action for the collection of such Debt; (d) any forbearance or similar arrangements TIAA enters into with the Borrower shall terminate; (e) any representation made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Credit Document executed by it or in any other document delivered by it pursuant thereto proves to be incorrect or misleading in any material respect when made (other than any such misrepresentation constituting an Existing Default); or (f) the refinancing and payment or other satisfaction of the Teachers' Notes without a corresponding refinancing or satisfaction of the Obligations. The occurrence of any Standstill Termination shall be deemed an Event of Default under the Credit Agreement. Upon the occurrence of a Standstill Termination, the Standstill Period is automatically terminated and the Bank Group is then permitted and entitled, among other things, to enforce collection of the Obligations, to enforce its liens on the Collateral, and to exercise any and all other rights and remedies that may be available under the Loan Documents or applicable law.

          16. ACKNOWLEDGEMENT OF DEBT; ACKNOWLEDGEMENT OF LIENS. As of the date hereof, the following aggregate principal amounts are outstanding on the Revolving Loans, Swing Loans and Letters of Credit:

                                             AGGREGATE PRINCIPAL
                TYPE OF CREDIT:              AMOUNT OUTSTANDING:
                Revolving Loans                $69,992,355.03

                Swing Loans                          $0

                Letters of Credit               $7,280,372.24

The Borrower hereby confirms its promise to pay, and each Guarantor hereby confirms its guaranty of repayment of, the principal of and interest on the Obligations in accordance with the terms of the Credit Agreement, as modified by this Agreement, without defense, set-off, counterclaim or reduction of any nature whatsoever. The Borrower represents there are currently no Events of Default other than the Existing Defaults. The Borrower and each Guarantor hereby acknowledges and confirms that: (i) the Obligations will continue to be secured by Liens on all accounts, chattel paper, instruments, documents, general intangibles, investment property, deposits, inventory, equipment and substantially all other assets and properties of the Borrower pursuant to the mortgages, security agreements and other instruments and documents heretofore executed and delivered by the Borrower and the Guarantors to or for the benefit of the Bank Group; (ii) such mortgages, security agreements and other instrument and documents, and the rights and remedies of the Bank Group thereunder, the obligations of the Borrower and each Guarantor thereunder, and the Liens created and provided for thereunder, in each case remain in full force and effect and shall not be affected, impaired or discharged hereby; and (iii) nothing herein contained shall in any manner affect or impair the priority of the Liens interests created and provided for thereby as to the obligations which would be secured thereby prior to giving effect to this Agreement.

          17. RELEASE. In consideration of the Required Bank's execution of this Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, (x) the Borrower and each Guarantor hereby acknowledges that it has no defense, counterclaim, offset, cross-complaint, claim, or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to pay or perform any of the Obligations, or to pay or perform any of its other obligations with respect to any other loans or other extensions of credit or financial accommodations made available to or for its account by any one or more members of the Bank Group, or to seek affirmative relief or damages of any kind or nature from the Bank Group, and (y) the Borrower and each Guarantor does hereby fully, unconditionally, and irrevocably forever relieve, relinquish, release, waive, discharge, and hold harmless the Bank Group and each of its members and each of its member's current and former shareholders, directors, officers, employees, agents, attorneys, successors, and assigns of and from any and all claims, debts, actions, causes of action, liabilities, demands, obligations, promises, acts, agreements, costs, expenses (including but not limited to reasonable attorneys' fees) and damages of whatsoever kind and nature, whether now known or unknown, based upon, resulting from, arising out of, or in connection with loans or other extensions of credit or financial accommodations made by any one or more members of the Bank Group from time to time to or for the account of the Borrower or any Subsidiary, including, without limitation, any Loans made under, and Letters of Credit issued under, the Credit Agreement or in any way connected with or related to any other instrument or document executed or delivered in connection therewith and/or the administration or collection thereof and/or collateral therefor or guaranties thereof.

          18. NO WAIVER AND RESERVATION OF RIGHTS. The Bank Group is not waiving the Existing Defaults, but is simply agreeing to forbear from exercising its rights with respect to the Existing Defaults to the extent expressly set forth in this Agreement. The Bank Group is not obligated in any way to continue beyond the Standstill Period to forbear from enforcing its rights or remedies, and the Bank Group is entitled to act on the Existing Defaults after the occurrence of a Standstill Termination as if such defaults had just occurred and the Standstill Period had never existed. The Bank Group makes no representations as to what actions, if any, the Bank Group will take after the Standstill Period or upon the occurrence of any Standstill Termination, an Event of Default, or an event which with notice or lapse of time, or both, would constitute an Event of Default, and the Bank Group must and does hereby specifically reserve any and all rights and remedies it has (after giving effect hereto) with respect to the Existing Defaults and each other Event of Default that may occur.

          19. INTEGRATION. This Agreement is intended by the Bank Group as a final expression of its agreement as to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions of that agreement.

          20. EFFECTIVENESS. This Agreement shall take effect upon (i) its acceptance (without modification) by the Required Banks and the Borrower on or before April 13, 2001, in the spaces provided for that purpose below and (ii) the recording of all such mortgages and deeds of trust as were required to be delivered on the real estate of the Borrower and its Subsidiaries located in the United States (except for the real estate of the Company in Atchison, Kansas and St. Joseph, Missouri commonly known respectively as the Atchison Foundry and St. Joseph Machine Shop if and so long as the Company's existing financing with General Electric Capital Corporation prohibits the granting of such Lien) and the payment of all taxes, costs and expenses incurred by the Collateral Agent in recording such mortgages and deeds of trust. By its acceptance hereof, the Borrower and each Guarantor hereby represents that it has duly considered the consequences of this Agreement after consultation with counsel and such other advisors as it deems appropriate under the circumstances, it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that the same does bind it hereto.

          21. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. The Borrower and each Guarantor hereby submits to the non-exclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, EACH GUARANTOR, THE AGENT, AND EACH BANK

HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY
JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          22. MISCELLANEOUS. The Borrower shall pay all costs and expenses of the Bank Group incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the administration of the Loan Documents and the transactions contemplated thereby, including the reasonable fees and expenses of counsel to the Bank Group. This Agreement shall be governed by and construed in accordance with Illinois law (without regard to principles of conflicts of laws)

         This Tenth Amendment and Forbearance Agreement is entered into between the parties hereto as of the date and year first above written.

                                    ATCHISON CASTING CORPORATION


                                    By:  /s/ Kevin T. McDeremd
                                            ------------------------------------
                                       Name: Kevin T. McDermed
                                            ------------------------------------
                                       Title: V.P. & Treasurer
                                            ------------------------------------

                                    HARRIS TRUST AND SAVINGS BANK, in its
                                      individual capacity as a Bank and as Agent


                                    By: /s/ Len E. Meyer
                                            ------------------------------------
                                    Title: Vice President
                                            ------------------------------------

                                    COMMERCE BANK, N.A.


                                    By:  /s/ Mark Eagleton
                                            ------------------------------------
                                    Title:  Senior Vice President
                                            ------------------------------------

                                    FIRSTAR BANK, N.A., OVERLAND PARK, (f/k/a
                                    Firstar Bank Midwest, N.A. f/k/a Mercantile
                                    Bank)


                                    By:  /s/ Craig Buckley
                                            ------------------------------------
                                    Title:  Vice President
                                            ------------------------------------

                                    KEY BANK NATIONAL ASSOCIATION

                                    By:  /s/ George Adams
                                            ------------------------------------
                                    Title:  Vice President
                                            ------------------------------------

                                    COMERICA BANK


                                    By:  /s/ Andrew R. Craig
                                            ------------------------------------
                                    Title:  Vice President
                                            ------------------------------------


                                    HIBERNIA NATIONAL BANK


                                    By: ________________________________________

                                    Title: _____________________________________



                                    NATIONAL WESTMINSTER BANK PLC

                                    Nassau Branch


                                    By: ________________________________________

                                    Title: _____________________________________


                                    New York Branch


                                    By: ________________________________________

                                    Title: _____________________________________


                                    WELLS FARGO BANK, NATIONAL
                                      ASSOCIATION (successor by merger to
                                      Norwest Bank Minnesota, N.A.)


                                    By:  /s/ Steve Ashley
                                            ------------------------------------
                                    Title:  Senior Vice President
                                            ------------------------------------

                                   SCHEDULE I
                                EXISTING DEFAULTS

          1. Noncompliance with minimum current ratio requirement set forth in
Section 7.15(a) of the Credit Agreement.

          2. Noncompliance with the minimum Stockholder's Equity requirement set forth in Section 7.15(b) of the Credit Agreement.

          3. Noncompliance with the maximum Consolidated Total Senior Debt to Total Capitalization requirement set forth in Section 7.15 (c) of the Credit Agreement.

          4. Noncompliance with the minimum Fixed Charge Coverage Ratio set forth in Section 7.15(e) of the Credit Agreement.

          5. Noncompliance with maximum Senior Debt to EBITDA ratio set forth in
Section 7.15(f)(i) of the Credit Agreement.

          6. Noncompliance with maximum Total Debt to EBITDA ratio set forth in
Section 7.15(f)(ii) of the Credit Agreement.

          7. Noncompliance with Section 8.1(d) of the Credit Agreement resulting from a default under the indebtedness permitted by Section 7.16(b) of the Credit Agreement.

          8. Breach of representations and warranties reaffirmed under Section 6.2(c) of the Credit Agreement in connection with extensions of additional credit due to the noncompliance described above.

                                  SCHEDULE II
                                  COMMITMENTS*

                                            "original         "temporary
                                           commitments"        increases"       Commitments
                                           -----------         ---------        -----------
Harris Trust and Savings Bank             $17,500,000.00     $3,863,636.36     $21,363,636.36

Commerce Bank, N.A.                         9,545,454.55      1,363,636.36      10,909,090.91

Firstar Bank Midwest                        9,545,454.55      1,363,636.36      10,909,090.91

Key Bank National Association               9,545,454.55              0.00       9,545,454.55

Comerica Bank                               6,363,636.36              0.00       6,363,636.36

Hibernia National Bank                      6,363,636.36              0.00       6,363,636.36

National Westminster Bank Plc               6,363,636.36              0.00       6,363,636.36

Wells Fargo Bank, National Association      4,772,727.27        681,818.18       5,454,545.45
                                           -------------       -----------      -------------
                                           70,000,000.00      7,272,727.26      77,272,727.26